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                                                                    EXHIBIT 99.1


                          HOLLINGER INTERNATIONAL INC.

FOR IMMEDIATE RELEASE

Contact:

Paul B. Healy, Vice President         Jack A. Boultbee, Executive Vice President
Corporate Development and             and Chief Financial Officer
Investor Relations                    Hollinger International Inc.
Hollinger International Inc.          (800) 288-1141
(212) 586-5666                        (416) 363-8721


                     HOLLINGER INTERNATIONAL PUBLISHING INC.
                      SOLICITS CONSENTS TO AMEND INDENTURES
                          RELATING TO OUTSTANDING DEBT

CHICAGO, JAN. 28, 1999. Hollinger International Publishing Inc. (Publishing), a wholly owned subsidiary of Hollinger International Inc. (International), today commenced the solicitation of consents to certain proposed amendments to the indentures which cover its three issues of outstanding public debt aggregating $800 million principal amount: the 8 5/8% Senior Notes due 2005, 9 1/4% Senior Subordinated Notes due 2006, and 9 1/4% Senior Subordinated Notes due 2007. The consent solicitation is subject to the terms and conditions set forth in Publishing's Consent Solicitation Statement dated January 28, 1999. For each series of notes, adoption of the proposed amendments requires consent of a majority of the noteholders of that series.

In light of the improved financial performance of International and its affiliates since the offering of the notes, the primary purpose of the Consent Solicitation is to increase Publishing's flexibility to make investments and potential distributions. Among the potential partial uses of this increased flexibility, in light of a recent share price that does not reflect current operating results, International could pursue an accelerated program to purchase Class A shares of International for cancelation. As consideration to holders of notes, Publishing proposes to further limit its ability to incur indebtedness and, if the proposed amendments to the indenture governing a particular series of notes are effected by execution of a supplemental indenture, to make a consent payment of $12.50 per $1,000 principal amount of notes of that series for which a valid consent is received (and not revoked).

Publishing has fixed 5:00 p.m., New York City time, on January 27, 1999 as the record date for determining holders entitled to deliver consents. The consent solicitation will expire at 5:00 p.m., New York City time, on February 10, 1999, unless extended.

Publishing reserves the right to extend or terminate the consent solicitation.

TD Securities (212-827-7669) and Merrill Lynch & Co. (212-449-4914) are acting as solicitation agents for the solicitation. Beacon Hill Partners, Inc. (1-800-755-5001 toll-free) is the information agent for the solicitation. State Street Bank and Trust Company (617-664-5587) is acting as the depositary for the solicitation.

Hollinger International, Inc., through subsidiaries and affiliated companies, is a leading publisher of English-language newspapers in the United States, the United Kingdom, Canada and Israel. Included among its paid daily newspapers are the Chicago Sun-Times, The Daily Telegraph, the National Post (Canada) and The Jerusalem Post.

For more information on Hollinger International Inc., please visit our website at www.hollinger.com.